                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           BIRMAN MANAGED CARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            BIRMAN MANAGED CARE, INC.

                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on November 24, 1998

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Birman Managed Care, Inc. (the "Company") will be held at the Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214, on November 24, 1998 at 9:00 a.m. for the following purposes:

     1. To elect five (5) directors to the Board of Directors to serve until the Company's 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

     2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

     3. To ratify the acts of the Company's officers and directors for the preceding year.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 21, 1998 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders of the Company entitled to vote at the Annual Meeting will be available for the examination of any stockholders for at least ten (10) days prior to the Annual Meeting of the Company's principal executive office located at 1025 Highway 111 South, Cookeville, Tennessee, 38501, and will also be available for inspection at the Annual Meeting.

                                         By Order of the Board of Directors



                                         /S/ Sue D. Birman
                                         ------------------------
                                         Executive Vice President
                                         Secretary and Director

Cookeville, Tennessee
October 23, 1998


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE 1998 ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE REVOCABLE ANY TIME PRIOR TO ITS EXERCISE EITHER IN WRITING OR BY VOTING YOUR SHARES PERSONALLY AT THE 1998 ANNUAL MEETING.

--------------------------------------------------------------------------------

                            BIRMAN MANAGED CARE, INC.
                             1025 HIGHWAY 111 SOUTH
                           COOKEVILLE, TENNESSEE 38501

                                 --------------

                                 PROXY STATEMENT

                                 --------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 24, 1998

                                     GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Birman Managed Care, Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held at the Opryland Hotel, 2800 Opryland Drive Nashville, Tennessee, 37214 on November 24, 1998 at 9:00 a.m., and at any and all adjournments thereof. The Company's principal executive office is located at 1025 Highway 111 South, Cookeville, Tennessee 38501. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about October 23, 1998.

A form of proxy is enclosed for use at the Annual Meeting. The proxy must be signed and dated by you or your authorized agent. A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the Annual Meeting, a properly executed proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and election to vote thereat. Stockholders having executed and returned a proxy, who attend the Annual Meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the proxy holders in accordance with the instructions on the proxy.

If no instructions are specified on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted "FOR" the election of the nominees for director set forth herein, to "APPROVE" ratification of the acts of the officers and directors of the Company taken during the previous year, and "FOR" the ratification of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999. If, however, any other matters are properly presented at the Annual Meeting, the proxy will be voted in accordance with the best judgment and in the discretion of the proxy holders. For purposes of determining whether a proposal has received the necessary votes to be approved, abstentions from voting on any matter other than in the election of directors will have the effect of a vote "AGAINST" the proposal.

If you hold your shares of Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such shares of Common Stock, your broker or nominee may, in its discretion, vote your shares of Common Stock "FOR" the election of the nominees for director set forth herein, to "APPROVE" ratification of the acts of the officers and directors of the Company taken during the previous year, and "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

MATTERS TO BE CONSIDERED

The matters to be considered and voted upon at the Annual Meeting are as follows:

     1. Electing five (5) directors to the Board of Directors to serve until the 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.


     2. Ratifying the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

     3. Ratify the acts of the officers and directors of the Company taken during the previous year.

     4. Transacting such other business as may properly come before the meeting or any and all adjournment thereof.

COSTS OF SOLICITATION OF PROXIES

The Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for the reasonable expense in forwarding these proxy materials to their principals. In addition, the Company may pay for and utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies if the Board of Directors of the Company determines that this is advisable.

OUTSTANDING SHARES AND VOTING RIGHTS

There were 8,756,254 shares of the Company's common stock issued and outstanding, par value $0.001 per share ("Common Stock"), as of October 21, 1998, the record date (the "Record Date") for the stockholders entitled to notice of and to vote at the Annual Meeting. Each stockholder of record at the close of business on October 21, 1998 is entitled to one vote for each share of common stock then held on each matter, or any adjournments thereof. The Company's Certificate of Incorporation also authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

The Company's Certificate of Incorporation does not authorize cumulative voting. In the election of directors, the five (5) candidates receiving the highest number of votes will be elected. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants and approval of any other matter which properly comes before the Meeting requires the affirmative vote of the majority of the shares of the Common Stock present at the Meeting in person or by proxy and entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director or nominee for director of the Company; (iii) the Chief Executive Officer of the Company;
(iv) each of the four other most highly compensated executive officers of the Company for fiscal 1998 (the "Named Executives"); and (v) all directors and Named Executives as a group.

                                                                      COMMON SHARES
                                                                BENEFICIALLY OWNED (1) (5)
                                                            ---------------------------------

NAME AND ADDRESS OF BENEFICIAL OWNER (3)                       NUMBER             PERCENT (2)
-------------------------------------------------             ---------           -----------
David N. Birman, M.D.(4)                                      5,081,606              57.42%
Sue D. Birman(4)                                              5,081,606              57.42%
Jeffrey L. Drake (9)                                             37,500                   *
Douglas A. Lessard (9)                                           48,626                   *
Rockey C. Talley, M.D.                                               --                   *
Betty B. Bibbins, M.D.                                               --                   *
Richard M. Ross                                                 175,000               1.98%
John Higgins (6)                                                  4,000                   *
James J. Rhodes(7)                                                5,000                   *
Directors and officers as a group (8 persons) (8)             5,446,858              61.55%

*    Less than 1%

(1) Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) Shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(3)  The address for each of the beneficial owners is in care of the Company:
     1025 Highway 111 South, Cookeville, Tennessee 38501.

(4) Includes 666,667 Escrow Shares. David N. Birman, M.D. disclaims beneficial ownership as to 550,693 shares beneficially owned by Sue D. Birman individually. Sue D. Birman disclaims beneficial ownership as to 3,936,010 shares beneficially owned by David N. Birman, M.D. individually.

(5) Includes options to purchase shares of Common Stock scheduled to become exercisable within 60 days after the Record Date.

(6) Mr. Higgins was granted options under the Company's 1996 Directors' Options Plan to acquire 3,000 shares of the Company's Common Stock at an exercise price of $7.50 per share and 6,000 shares at an exercise price of $7.00 per share.

(7) Mr. Rhodes was granted options under the Company's 1996 Directors' Option Plan to acquire 6,000 shares of the company's Common Stock at an exercise price of $5.00 per share and 3,000 shares at an exercise price of $7.00 per share.

(8) Includes shares subject to options exercisable currently to acquire 95,126 for all officers and directors as a group.

(9) Shares shown for Mr. Lessard and Mr. Drake represent options currently exercisable to acquire those shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors shall be one or more as shall be determined for time to time by the Board of Directors or stockholders. The Board of Directors of the Company shall be elected at the Annual Meeting and each director shall be elected to serve until the next annual meeting or until his successor shall be elected and qualify. The Board of Directors has established the number of directors at five (5) persons and as of the date hereof, the Board of Directors consists of: David N. Birman, M.D., Sue
D. Birman, John D. Higgins, James J. Rhodes, and R. Adm. Warren E. Aut (USN, Ret.).

Each of the persons listed in the table below are present members of the Board of Directors of the Company and have been nominated for election to serve until the 1999 Annual Meeting of Stockholders or until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed proxy in such a way as to effect the election of said five (5) nominees. In the event that any of the nominees should be unable to or unwilling to accept nomination for election as a director, it is intended that the proxy holders will vote for the election of such substitute nominees, if any, as shall be designated by the Board of Directors.

The following table sets forth certain information as of the Record Date with respect to each person nominated and recommended to be elected by the Company's current Board of Directors.

                                                                               YEAR FIRST
                                                                                ELECTED/
         NAME                   AGE                  POSITION                  APPOINTED
                                                                                DIRECTOR
 ---------------------------- -------  ---------------------------------------------------
 David N. Birman, M.D.           46    Chairman of the Board, President and       1991
                                       Chief Executive Officer
 Sue D. Birman                   40    Executive Vice President and               1991
                                       Corporate Secretary and Director
 John D. Higgins                 66    Director                                   1997
 James J. Rhodes                 41    Director                                   1996
 Warren E. Aut                   65    Director                                   1998


THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Set forth below are brief summaries of the background and business experience, including principal occupation, of the Company's nominated directors and Named
Executives:

David N. Birman, M.D. has served as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and its predecessor corporations since May 1991. From February 1990 to mid-1991, Dr. Birman served as Chairman of the Board of Birman, Mathes & Associates, Inc., a consulting company providing quality management and Medicare reimbursement review services to rural hospitals. From April 1989 until January 1990, Dr. Birman served as a consultant, providing quality management and Medicare reimbursement review services to five rural hospitals. Previously, Dr. Birman was employed by Whitwell Medical Center, Whitwell, Tennessee where, as a physician assistant, he performed certain clinical duties and developed patient care management techniques and reporting strategies that formed the basis for development of the Quality Management Program. Dr. Birman received his M.D. from the Universidad Tecnologica de Santiago; his BA, with honors in Biology from Occidental College; and certification as a physician assistant in primary care and surgery from the University of Southern California School of Medicine.

Sue D. Birman has served as Executive Vice President and a director of the Company and its predecessor corporations since May 1991 and served as their Chief Financial Officer from May 1991 until June 1996. She was elected Corporate Secretary in March, 1997. From February 1990 to mid-1991, Ms. Birman assisted Dr. Birman in the financial aspects and business development of Birman, Mathes & Associates, Inc. From April 1989 until January 1990, Ms. Birman assisted Dr. Birman in the operation of his consulting firm. Ms. Birman is the spouse of David N. Birman, M.D.

John D. Higgins was elected a director of the Company in March 1997. Since 1990, Mr. Higgins has been Senior Vice President - Corporate Finance of Royce Investment Group, Inc., the Company's managing underwriter for its initial public offering of Common Stock. Mr. Higgins holds BBA and MBA degrees from Hofstra University. He is a director of Iatros Health Network, Inc., a publicly-owned company which is a provider of healthcare services and IRATA, Inc., a publicly-owned company which operates amusement park photo booths. Mr. Higgins also is a director of Digital Recorders, Inc., a publicly-owned company which manufactures and distributes technology products. The company conducts no business with Iatros Health Network, Inc., IRATA, Inc., or Digital Recorders, Inc.

James J. Rhodes became a director of the Company in September 1996. Since 1986, Mr. Rhodes has served as a Regional Manager in the pension division of ManuLife Financial (The Manufacturer's Life Insurance Company (USA)), a global financial services company offering annuities, insurance, and investment products.

Rear Admiral Warren E. Aut (USN, Ret.) was appointed to the Board of Directors in October of 1998. During his 35-year career in the United States Navy, Admiral Aut served as Commander of Mediterranean Fleet Air Operations, Chief of Staff to the Supreme Allied Command Atlantic of NATO, Commander of Mediterranean Anti-Submarine Forces U.S. Sixth Fleet, and Commander of the Naval Training Center, San Diego, California. While serving as Commander of Mediterranean Fleet Air Operations, he commanded five naval hospitals and helped develop the naval hospital administrative corps. After retiring from the U.S. Navy in 1985, he served on the Board of Directors of WelCorp, a publicly-traded HMO, and as president or chief executive officer of a number of privately-held corporations. Currently, he is Managing Director of ISSG, Inc., a privately-held company now developing new camera technology for use in television. From 1995 to 1997, he was President of Organization Assessment Company during which time he completed a world-wide speaking tour presenting The Art of War in the Corporate World. Prior to this, Admiral Aut was Senior Advisor to a simulator development company and President of a financial investment company in Dallas, Texas. Admiral Aut holds a Bachelor of Science degree in Naval Science and earned his Master of Business Administration at the Naval Post Graduate School.

Jeffrey L. Drake has served as Senior Vice President of Corporate Development of the Company since July 1997. For approximately three years before joining Birman Managed Care, Inc., Mr. Drake was Vice President, Managed Care Sales and Marketing, of Coram Healthcare. From January 1992 through December 1993, Mr. Drake served as Executive Vice President for American Health Group, Inc. From 1986 through 1991, Mr. Drake was an Executive Vice President with Blue Cross and Blue Shield of Ohio.

Douglas A. Lessard has served as Vice President, Treasurer and Chief Financial Officer of the Company since June 1996 and as Controller since January 1996. Mr. Lessard provided consulting services to the Company from April 1995 through December 1995. From March 1993 through March 1995, Mr. Lessard served as the Chief Executive Officer and from September 1991 through March 1993, as Chief Financial Officer of the American Institute of Professional

Careers, Inc., a private college in Phoenix, Arizona. From March 1989 through September 1991, Mr. Lessard was employed as Controller of Arizona Building and Development, Inc., a real estate development and management company. Mr. Lessard is a Certified Public Accountant in the State of Arizona.

Rockey C. Talley, M.D., has served as Senior Vice President, Chief of Professional Services, of Birman & Associates, Inc. since September 1997. Dr. Talley joined Birman & Associates in 1997. Prior to joining the Company, Dr. Talley served as President-elect and President, Board of Directors, of Southern Plains Medical Center, Chickasha, Oklahoma, from 1993 to 1997. From 1991 to 1993, he served variously as Chairman of Medical Records, Utilization Review, Quality Assurance and Internal Medicine Division of Grady Memorial Hospital, also in Chickasha, Oklahoma. Dr. Talley is Board Certified in Internal Medicine. He received his medical doctor degree from the University of Oklahoma in 1984.

Betty B. Bibbins, M.D., has served as Corporate Compliance Officer for Birman Managed Care, Inc. since December 1997. In addition, Dr. Bibbins currently serves as the Vice President for Professional Services Support of Birman & Associates, Inc. Dr. Bibbins initially joined Birman & Associates in March 1996 as an independent contractor, Field Physician Manager. She then became a full time Field Physician Manager in March 1997. Dr. Bibbins is Board Certified in Obstetrics and Gynecology having completed her medical education at Eastern Virginia Medical School in 1982, and her internship and residency at the University of Texas Medical Branch in Galveston in 1986. Among her achievements prior to joining Birman, Dr. Bibbins was an attending Physician in Obstetrics and Gynecology from 1986 to 1989; Community Clinical Instructor at the University of Louisville School of Medicine from 1987 to present; Board of Trustees Jefferson County Medical Society Foundation; and served on the Board of Directors for the Kentucky Center for Health Education.

BOARD COMMITTEES

There are two committees of the Board of Directors: the Compensation Committee and the Audit Committee. The Compensation Committee determines the Company's executive compensation policies and practices and changes in compensation and benefits for senior management. The Compensation Committee also administers the Company's 1995 Stock Option Plan. The Audit Committee reviews the internal accounting procedures of the Company, consults with the Company's independent accountants, and reviews the services provided by such accountants. Messrs. Rhodes and Higgins currently serve as the members of both the Compensation Committee and Audit Committee.

SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company who received compensation in excess of $100,000 for services rendered in all capacities to the Company for fiscal 1998 (the "Named Executive Officers").


                                                                                Other           Awards/
                                                                                Annual          Options     All Other
 Name and Then - Principal Position     Year       Salary        Bonus       Compensation         (#)      Compensation
---------------------------------------------    ----------    ---------    --------------    -------------------------
David N. Birman, M.D.                   1998     $  359,257    $     --       $   73,525             --      $     --
Chairman of the Board, President,       1997        350,000      70,000           73,982             --            --
and Chief Executive Officer (1)         1996        350,000      60,000           69,025             --            --

Sue D. Birman                           1998        154,257          --           14,194             --            --
Executive Vice President, Secretary,    1997        150,000      30,000           12,052             --            --
and Director (2)                        1996        150,000      40,000           11,834             --            --

Jeffrey L. Drake                        1998        176,494          --           49,274        150,000            --
Senior Vice President of Corporate      1997             --          --               --             --            --
Development (3)                         1996             --          --               --             --            --

Douglas A. Lessard                      1998        123,507          --           17,106             --            --
Chief Financial Officer and Vice        1997        115,000      72,000           16,023             --            --
President (4)                           1996         40,500          --           65,152         72,940            --

Rockey C. Talley, M.D.                  1998        168,687          --            7,854         40,000            --
Senior Vice President, Chief of         1997             --          --               --             --            --
Professional Services, Birman &         1996             --          --               --             --            --
Associates, Inc. (5)

Betty B. Bibbins, M.D.                  1998        175,507          --            8,641         40,000            --
Corporate Compliance Officer, Vice      1997         58,333          --           21,539             --            --
President for Professional Services     1996             --          --          136,266             --            --
Support, Birman & Associates (6)

Samuel S. Patterson                     1998        179,219          --          144,831        150,000            --
Senior Vice President, President &      1997             --          --               --             --            --
COO, Birman & Associates, Inc.,         1996             --          --               --             --            --
(until 4/22/98), President & COO, BMC
Health Plans, Inc. (until 8/15/98) (7)


(1) Other Annual Compensation for David N. Birman, M.D. for fiscal 1998 was $6,979 in medical insurance premiums, $43,367 in officer's life insurance premiums, $21,247 in auto allowance, and $1,931 in 401(k) matching contributions; for fiscal 1997, $7,373 in medical insurance premiums, $43,103 in officer's life insurance premiums, $21,711 in auto allowance, and $1,795 in 401(k) matching contributions; for fiscal 1996, $5,484 in medical insurance premiums, $40,903 in officer's life insurance premiums, $19,638 in auto allowance, and $3,000 in 401(k) matching contributions. In July 1998, Dr. Birman accepted a 30% salary reduction to $258,659 annually as part of the Company's cost reduction program.

(2) Other Annual Compensation for Sue D. Birman for fiscal 1998 was $12,849 in auto allowance and $1,345 in 401(k) matching contributions; for fiscal 1997, $10,387 in auto allowance and $1,665 in 401(k) matching contributions; for fiscal 1996, $9,834 in auto allowance and $2,000 in 401(k) matching contributions. In July 1998, Ms. Birman accepted a 20% salary reduction to $126,690 annually as part of the Company's cost reduction program.

(3) Other Annual Compensation for Jeffrey L. Drake for fiscal 1998 was $6,565 in medical insurance premiums, $6,813 in auto allowance, $925 in 401(k) matching contributions, $7,446 in moving costs and $27,525 in relocation buyout expense. In July 1998, Mr. Drake accepted a 20% salary reduction to $148,000 annually as part of the Company's cost reduction program.

(4) Other Annual Compensation for Douglas A. Lessard for fiscal 1998 was $6,979 in medical insurance premiums, $9,000 in auto allowance, and $1,127 in 401(k) matching contributions; for fiscal 1997, $7,373 in medical insurance premiums, $7,500 in auto allowance, and $1,150 in 401(k) matching contributions; for fiscal 1996, $1,946 in medical insurance premiums, $25,706 in relocation benefits, and $37,500 in consulting fees paid to Mr. Lessard prior to being employed by the Company. In July 1998, Mr. Lessard accepted a 15% salary reduction to $107,687 annually as part of the Company's cost reduction program.

(3) Other Annual Compensation for Rockey L. Talley, M.D. for fiscal 1998 was $6,979 in medical insurance premiums and $875 in 401(k) matching contributions. In July 1998, Dr. Talley accepted a 20% salary reduction to $140,000 annually as part of the Company's cost reduction program.

(4) Other Annual Compensation for Betty B. Bibbins, M.D. for fiscal 1998 was $6,979 in medical insurance premiums, $1,500 in 401(k) matching contributions and $162 in relocation benefits; for fiscal 1997, $21,539 in consulting fees paid to Dr. Bibbins prior to being employed by the Company; for fiscal 1996, $136,266 in consulting fees paid to Dr. Bibbins prior to being employed by the Company. In July 1998, Dr. Bibbins accepted a 20% salary reduction to $140,000 annually as part of the Company's cost reduction program.

(5) Other Annual Compensation for Samuel S. Patterson for fiscal 1998 was $6,979 in medical insurance premiums, $6,948 in auto allowance, $925 in 401(k) matching contributions, $10,279 in moving costs and $119,700 in relocation buyout expense. Mr. Patterson was terminated in August 1998 in connection with the discontinuation of the Company's HMO operations.

EXECUTIVE BONUS PLAN

The Company has adopted an Executive Bonus Plan (the "Executive Bonus Plan") pursuant to which officers of the Company are eligible to receive cash bonuses after the close of each fiscal year of the Company. The Executive Bonus Plan is administered by the Compensation Committee of the Board of Directors. Bonuses are determined on the basis of (i) the operating profit of the Company, (ii) net revenue growth of the Company achieved as a percentage of the goal established by the Company at the beginning of the fiscal year, and (iii) the officer's individual performance and contribution to the Company. An officer's bonus for any fiscal year may not exceed such officer's annual base salary multiplied by the Target Bonus Percentage as defined in the Executive Bonus Plan in such fiscal year. No bonuses were paid or accrued for fiscal 1998.

STOCK OPTION PLANS

1995 Employee Stock Option Plan: The Company has adopted the 1995 Employee Stock Option Plan (the "1995 Option Plan") pursuant to which key employees, including officers and directors who are employees, and consultants of the Company are eligible to receive incentive stock options as well as non-qualified stock options and stock appreciation rights ("SARs"). The Plan, which expires in October 2005, is administered by the Compensation Committee of the Board of Directors. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Compensation Committee of the Board of Directors. SARs, which give the holder the privilege of surrendering such rights for an amount of stock equal to the appreciation in the Common Stock between the time of grant and the surrender, may be granted on any terms determined by the Compensation Committee of the Board of Directors. The Plan also permits the grant of new stock options to participants who tender shares of the Company's Common Stock as payment of the exercise price of stock options or the payment of withholding tax ("Reload Options"). The Reload Options will be granted at the fair market value of a share of Common Stock on the date of the grant and will be exercisable six months following the date of the grant. The Plan also includes limited option valuation rights upon a change of control of the Company.

1996 Directors' Option Plan: On September 9, 1996, the Company adopted the 1996 Non-Employee Directors' Non-Qualified Stock Option Plan (the "1996 Directors' Plan"). A total of 100,000 shares of Common Stock are reserved for issuance under the 1996 Directors' Plan. Under this plan, upon initial election to the Board of Directors, non-employee directors are awarded options to purchase 6,000 shares of Common Stock. Upon each subsequent election to the Board of Directors, non-employee directors receive option awards to purchase 3,000 shares of Common Stock. These options, which have an exercise price equal to the fair market value of the shares of Common Stock as of the date of grant, vest at the rate of 33.33% per year. All options awarded under the 1996 Directors' Plan expire on the first to occur of (i) 10 years after the date of grant, or (ii) 90 days after the date the director is no longer serving in such capacity for reasons other than death or disability.

FISCAL 1998 OPTION GRANTS

The following table sets forth certain information concerning individual grants of incentive stock options to executive officers and directors during the fiscal year ended June 30, 1998:


                                       NUMBER OF      PERCENTAGE
                                        SHARES        OF TOTAL                               GRANT DATE
                                       UNDERLYING      OPTIONS      EXERCISE                  PRESENT
                                        OPTIONS        GRANTED       PRICE      EXPIRATION    VALUE $
    NAME OF DIRECTOR OR OFFICER         GRANTED       UNDER PLAN    PER SHARE      DATE        (1)
  ------------------------------      -----------    ------------   ---------  -------------------------
  Jeffrey L. Drake                      150,000        31.8 %         $4.75      7/21/04      $487,500
  Samuel S. Patterson (2)               150,000        31.8 %         $4.75      7/14/04       487,500
  Rockey Talley, M.D.                    40,000         8.5 %         $4.25      3/03/05       119,200
  Betty B. Bibbins, M.D.                 40,000         8.5 %         $4.25      3/03/05       119,200

  James J. Rhodes                         3,000          0.6%         $7.00     12/01/07        14,610
  Diedrich Von Soosten (3)                3,000          0.6%         $7.00     12/01/07        14,610
  John D. Higgins                         6,000          1.2%         $7.00     12/01/07        29,220

None of the persons named in the Summary Compensation Table exercised options during the fiscal year ended June 30, 1998. In August 1998, 112,500 shares of options granted to Mr. Patterson during fiscal 1998 were forfeited.

(1) The grant date present value of option grants is estimated as of the date of grant utilizing Black-Scholes options-pricing model with the following weighted average assumptions for grants in 1998: expected life of options of eight (8) years, expected volatility of 57.1%, risk-free interest rates of 4.5%, and a 0% dividend yield.

(2) Mr. Patterson was terminated by the Company in August 1998 in connection with its discontinuance of HMO operations, at which time his unvested options for 112,500 common shares lapsed.

(3)  Mr. Von Soosten resigned as a director on September 30, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during fiscal 1998 and the value of all unexercised employee stock options as of June 30, 1998 held by the Named Executive Officers.


                                                         NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS (1)
                                                        ----------------------------- -----------------------------
                           SHARES ACQUIRED     VALUE
            NAME             ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
  -----------------------  ---------------- ----------  ------------- --------------  ------------- ---------------
  Douglas A. Lessard (2)          0              0         48,627          24,313       $212,985      $106,492
  Jeffrey L. Drake                0              0           --           150,000          --          150,000
  Samuel S. Patterson             0              0           --           150,000          --          150,000
  Rockey Talley, M.D.             0              0           --            40,000          --           60,000
  Betty B. Bibbins, M.D.          0              0           --            40,000          --           60,000

  -----------------------------------------------------------------------------------------------------------------

(1) The value of the Unexercised In-the-Money Options is based upon the $5.75 per share closing price of the Company's Common Stock on the Nasdaq Stock Market on June 30,1998.

(2) Options may not be exercised until December 1998 under "Lock-up" agreements signed in connection with the Company's initial public offering of shares.

COMPANY ALTERNATIVE HEALTH PROGRAM

The Company maintains a plan by which under certain conditions employees may seek and the Company will pay for nutritional counseling commonly known as "alternative" health care. As part of this plan, employees are required to report their treatments and allow the Company to monitor their treatment and progress. The Company views this plan as a research project. The Company spent approximately $92,000, and approximately nine Company employees participated in this program in fiscal 1998. This program was discontinued for fiscal 1999.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with each of its current executive officers. The employment agreements provide for annual salaries that generally are subject to annual adjustments for increases in the Consumer Price Index; participation in employee deferred compensation plans, stock options and retirement and insurance plans; and include customary non competition, nondisclosure, and severance provisions. Set forth below is a summary of other principal provisions of those employment agreements:

In March 1996, the Company entered into an employment agreement with David N. Birman, M.D. for a term expiring June 30, 2001, pursuant to which Dr. Birman serves as Chief Executive Officer of the Company. The employment agreement provides for an initial base salary of $350,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $60,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Dr. Birman's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to him under 1995 Option Plan shall accelerate and become vested. If Dr. Birman's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following the severance of his employment. In July 1998, as part of a cost reduction program, Dr. Birman accepted a temporary 30% salary reduction.

In March 1996, the Company entered into an employment agreement with Sue D. Birman for a term expiring June 30, 2001, pursuant to which Ms. Birman serves as Executive Vice President of the Company. The employment agreement provides for an initial base salary of $150,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $10,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Ms. Birman's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, she shall be entitled to receive her base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to her under 1995 Option Plan shall accelerate and become vested. If Ms. Birman's employment is not renewed following expiration of the initial term or the applicable renewal term, she shall be entitled to receive, as severance, her base salary (as last adjusted) payable over the 12-month period following the severance of her employment. In July 1998, as part of a cost reduction program, Ms. Birman accepted a temporary 20% salary reduction.

In July, 1997, the Company entered into an employment agreement with Samuel S. Patterson for a term expiring July 13, 2000, pursuant to which Mr. Patterson serves as Senior Vice President of the Company and President and COO of Birman & Associates, Inc. The employment agreement provides for an initial base salary of $185,000 per annum. The employment agreement also provides Mr. Patterson with the opportunity to earn up to an additional $92,500 per annum based upon the overall performance of the Company and Birman & Associates, Inc. The employment agreement provides for severance benefits upon termination as a result of death, for "cause", by mutual agreement, and as a result of disability. If Mr. Patterson's employment is terminated for reasons other than death, "cause", mutual agreement, or disability, he shall be entitled to receive base salary (as most recently adjusted) payable over the six month period following the severance of his employment, providing that he has served the Company not less that one year. In the event the agreement is terminated for any reason, all unvested options shall lapse. Mr. Patterson was terminated on August 14, 1998 and will receive six months of severance pay in accordance with the terms of his contract.

In July, 1997, the Company entered into an employment agreement with Jeffrey L. Drake for a term expiring on July 20, 2000, pursuant to which Mr. Drake serves as Senior Vice President of Corporate Development of the Company. The employment agreement provides for an initial base salary of $185,000 per annum. The employment agreement also provides Mr. Drake with the opportunity to earn up to an additional $92,500 per annum based upon the overall performance of the Company as a whole. The employment agreement provides for severance benefits upon termination as a result of death, for "cause", by mutual agreement, and as a result of disability. If Mr. Drake's employment is terminated for reasons other than death, "cause", mutual agreement, or disability, he shall be entitled to receive base salary (as most recently adjusted) payable over the six month period following the severance of his employment, providing that he has served the Company not less that one year. In the event the agreement is terminated for any reason, all unvested options shall lapse. In July 1998, as part of a cost reduction program, Mr. Drake accepted a temporary 20% salary reduction.

In March 1996, the Company entered into an employment agreement with Douglas A. Lessard for a term expiring June 30, 2001, pursuant to which Mr. Lessard serves as Chief Financial Officer of the Company. The employment agreement provides for an initial base salary of $120,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $9,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Mr. Lessard's employment is terminated for reasons other than death, "cause," mutual agreement or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted under the 1995 Option Plan shall accelerate and become vested. If Mr. Lessard's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following his severance of employment. In July 1998, as part of a cost reduction program, Mr. Lessard accepted a temporary 15% salary reduction.

In July 1997, the Company entered into a Physician Services Agreement with Rockey C. Talley, M.D., pursuant to which Dr. Talley served as a full time Field Physician Manager for the Company. This agreement provided for an initial salary of $140,000 per annum. In September, Addendum 2 to this agreement was amended to reflect Dr. Talley's promotion to the Senior Vice President & Chief of Professional Services with a salary of $175,000 per annum. The Physician Services Agreement provides for termination without cause by either the Company or by Dr. Talley upon thirty days written notice. This agreement may also be terminated by the Company at any time for cause and without prior notice upon a breach of the agreement, fraud, misconduct, embezzlement, or violation of company policies. In July 1998, as part of a cost reduction program, Dr. Talley accepted a temporary 20% salary reduction.

In March 1996, the Company entered into a Service Agreement with Betty B. Bibbins, M.D., pursuant to which Dr. Bibbins initially served as a Field Physician Manager for the Company as an independent contractor. In March 1997, the Company entered into a Physician Services Agreement with Dr. Bibbins as a full time Field Physician Manager, with a salary of $175,000 per annum., The Physician Services Agreement provides for termination without cause by either the Company or by Dr. Bibbins upon thirty days written notice. This agreement may also be terminated by the Company at any time for cause and without prior notice upon a breach of the agreement, fraud, misconduct, embezzlement, or violation of company policies. In July 1998, as part of a cost reduction program, Dr. Bibbins accepted a temporary 20% salary reduction.

COMPENSATION OF DIRECTORS

All directors must receive reimbursement for reasonable expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, all non-employee directors receive $2,000 for each Board meeting that they attend. All non-employee directors are also entitled to receive awards and options to purchase shares of Common Stock under the 1996 Non-Employee Directors' Non-Qualified Stock Option Plan.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION PHILOSOPHY REGARDING EXECUTIVE OFFICERS

The fundamental philosophy of the Company's compensation program is to offer compensation opportunities for all employees which are based on the individual's contribution and personal performance. Consideration is also given to a person's potential for future responsibility and promotion.

In designing and administering the individual elements of the executive compensation program, the Compensation Committee strives to balance short and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments. Essentially, the executive compensation program of the Company has been designed to accomplish the following:

      - support a pay for performance policy that differentiates in compensation amounts based on corporate performance;

      - motivate key executive officers to achieve strategic business initiatives and reward them for their achievement;

      - provide compensation opportunities which are comparable to those offered by other leading companies in the health care industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

      - align the interest of executives with the long-term interest of stockholders through award opportunities that can result in bonuses and ownership of common stock.


RELATIONSHIP OF PERFORMANCE UNDER THE COMPENSATION PROGRAM

The compensation program supports the Company's internal culture and human resource values which are to foster career opportunities and develop the best people at all levels and to encourage and reward actions which put the interests of the Company as a whole ahead of functional specialties and individual considerations.

During 1998, the compensation program for all senior executives is comprised of the following three elements:

      - Base salary and benefits typically offered to executives by comparable corporations.

      - Stock option grants to tie the executives' financial future to that of the Company in a form which reflects a long-term ownership interest in the Company.

      - An executive bonus plan to reward executives promptly and significantly for achievement of annual corporate goals.


                                                1998 Compensation Committee
                                                James J. Rhodes
                                                John D. Higgins


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard M. Ross served as Vice-Chairman and as a director of the Company from February 1994 to August 1996. Effective September 1, 1996, Mr. Ross retired as Vice-Chairman and a newly formed company controlled by Mr. Ross was engaged as a consultant to the Company pursuant to a consulting agreement (the "Consulting Agreement"). While serving as Vice-Chairman of the Company, Mr. Ross was actively involved in policy-making matters relating to day-to-day operations of the Company and corporate finance. As a consultant, Mr. Ross will undertake special assignments designated by Dr. Birman and the Board of Directors including, among other things, developing business plans for acquired companies and evaluating acquisition candidates. The Consulting Agreement provides for Mr. Ross to serve as the provider of consulting services thereunder, provides for a fee to be paid to the consultant firm of $186,000 per annum payable in equal monthly installments over the 12-month term of the agreement, and provides for termination of the Consulting Agreement by mutual agreement, upon the occurrence of an uncured material breach, upon the death of Mr. Ross, or 10 days after receipt of notice of termination from the consultant. Except as otherwise provided or as otherwise agreed to by the parties, the Consulting Agreement will be renewed annually by the Company for up to an additional five consecutive years.

In October 1997, the Company agreed to buyout the residences of two executives through a third party relocation company to allow the executives to move to Cookeville, TN. The Company bought Mr. Drake's residence in Georgia and subsequently resold the residence in December 1997, at a net cost to the Company of $27,525. The Company bought Mr. Patterson's residence in Florida and subsequently resold the property in August 1998, at a net cost to the Company of $119,700.

John D. Higgins, a director of the Company, is Senior Vice President -Corporate Finance of Royce Investment Group, Inc., the representative of the underwriters for the Company's successful February 1997 initial public offering of stock ("Royce"). Mr. Higgins was elected to the Board pursuant to a provision in the Company's underwriting agreement with Royce which allowed Royce to nominate one member of the Board of Directors. In addition to underwriting commissions of $920,000, Royce and the other underwriters received in connection with the Company's initial public offering a non-accountable expense allowance of $345,000. As part of the underwriting agreement, the Company also agreed to sell to Royce and its designees, for nominal consideration, warrants to purchase up to 200,000 shares of the Company's Common Stock. The warrants will be exercisable until February 12, 2001 at an exercise price of $7.50 per share (150% of the initial public offering price of the Common Stock). The shares acquired upon exercise of the warrant may not be transferred or hypothecated for one year after exercise. The Company has agreed to register the shares so acquired at the Company's expense under the Securities Act of 1933. The Company and Royce also entered into a one-year financial consulting agreement under which the Company paid Royce a fee of $172,500, i.e., 1.5% of the gross proceeds of the Company's initial public offering including the sale of the over allotment. In addition, the Company and Royce entered into a five-year agreement which provides that if Royce arranges for the sale of substantially all of the assets of the Company or for a merger, consolidation, or acquisition through and including February 12, 2001, Royce will receive a fee based on a sinking scale ranging from 5% of the first $1.0 million of consideration, 4% of the consideration between $1.0 million and $2.0 million, and 3% of the consideration in excess of $2 million.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish to the Company with copies of all Section 16(a) forms they file.

Each of the directors, Mr. Drake, Mr. Patterson, and Mr. Lessard filed their respective Forms 3 on August 28, 1998. Updated Forms 5 for Mr. Higgins, Mr. Rhodes, Mr. Von Soosten and Mr. Patterson are expected to be filed no later than November 2, 1998.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Deloitte & Touche LLP (Deloitte) as its independent public accountants for the fiscal year ending June 30, 1999, and stockholders are being asked to ratify the appointment. The appointment was recommended by the Audit Committee. Deloitte, the Company's accountants for the fiscal year ended June 30, 1998, performed audit services for fiscal 1998 which included the examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission. All professional services rendered by Deloitte during fiscal 1998 were furnished at customary rates and terms. Representatives of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                                  ANNUAL REPORT

Together with this Proxy Statement, the Company has distributed to each of its stockholders an annual report for the fiscal year ended June 30, 1998. The annual report contains consolidated financial statements of the Company and its subsidiaries and the reports thereon of Deloitte, the

Company's independent public accountants.

UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO INVESTOR RELATIONS, BIRMAN MANAGED CARE, INC., 1025 HIGHWAY 111 SOUTH, COOKEVILLE, TENNESSEE 38501, THE COMPANY WILL PROVIDE WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

                                 OTHER BUSINESS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.


                                       By Order of the Board of Directors




                                       /s/ Sue D. Birman
                                       ------------------------
                                       Executive Vice President
                                       Secretary and Director






Cookeville, Tennessee
October 23, 1998

                                                                      Appendix A

                           BIRMAN MANAGED CARE, INC.

         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- November 24, 1998

       (This Proxy is solicited by the Board of Directors of the Company)

  The undersigned stockholder of Birman Managed Care, Inc. hereby appoints Sue
D. Birman, with full power of substitution, proxy to vote all shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Birman Managed Care, Inc. to be held at the Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214, on November 24, 1998, telephone number 615-889-1000, at 9:00 a.m. (central standard time), or any adjournment thereof.

                (Continued and to be signed on the Reverse Side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                           BIRMAN MANAGED CARE, INC.

                               November 24, 1998


              - Please Detach and Mail in the Envelope Provided -


A [X] Please mark your
      votes as in this
      example.

                    FOR                    WITHHOLD
             all nominees listed at        AUTHORITY
            right (except as marked     to vote for all
               to the contrary)        nominees at right
1. ELECTION OF     [   ]                     [   ]        Nominees:
   DIRECTORS                                               David N. Birman, M.D.
   (for terms as                                           Sue D. Birman
   described in the Proxy Statement)                       John D. Higgins
INSTRUCTION: To withheld authority to vote for an          James J. Rhodes
individual nominee, write the nominee's name in the        Warren E. Aut
space provided below.

---------------------------------------------------
                                                        FOR    AGAINST  ABSTAIN
2. RATIFICATION OF ACCOUNTANTS                          [  ]    [   ]    [   ]
   proposal to ratify the selection of Deloitte &
   Touche LLP as independent auditors of the Company as described in the Proxy Statement.

3. TO RATIFY THE ACTS OF THE COMPANY'S                  [  ]    [   ]    [   ]
   OFFICERS AND DIRECTORS FOR THE
   PRECEDING YEAR.

4. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS
   MAY PROPERLY COME BEFORE THE MEETING.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT
---
AS DIRECTORS AND FOR PROPOSALS 2 AND 3.
                 ---


Signature of Stockholder                                         Dated:
                         ---------------------  ----------------       ---------
                                          (signature if held jointly)

NOTE: Please date and sign exactly as your name appears hereon. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.